Exhibit 10.96

SETTLEMENT AGREEMENT

AND MUTUAL RELEASE OF CLAIMS

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS (“Agreement”) is made and entered into on the Effective Date, by and between Synbiotics Corporation, a California corporation and Synbiotics Europe SAS (collectively “Synbiotics”), on the one hand, Agen Biomedical Limited, and its parent corporations Agen Limited, and Agenix Limited, each Australian Corporations, on the other hand (individually and collectively “Agen” except as indicated.). Synbiotics or Agen, or both, shall sometimes be referred to as the “Party” or the “Parties,” as the context indicates.

RECITALS

A. Whereas, Synbiotics is in the business of developing, manufacturing and marketing veterinary diagnostics and other animal heath related products worldwide;

B. Whereas, Agen is in the business of developing, manufacturing and marketing veterinary diagnostics and other animal health related products worldwide, including “ICT lateral flow veterinary test kit products” which, for purposes of this Agreement, shall mean all veterinary diagnostic products in ICT (immunochromatography strip assay) format, including, without limitation, the products set forth in Exhibit A hereto and all packaging variations thereof or successors thereto;

C. Whereas, Synbiotics is the owner of United States Patent No. 4,789,631 issued on December 6, 1988 to Edward T. Maggio, entitled “Immunoassay for Anti-Dirofilaria Immitis Antibody” (the “’631 Patent”);

D. Whereas, Agen Limited is the owner of European Patent No. EP 0602046 B1 issued on November 19, 1997 entitled “Detection of Feline Immunodeficiency Viruses” (Kemp et al.) (the “’046 Patent”);

E. Whereas, on or about September 2, 2003, Agen filed a lawsuit against Synbiotics entitled Agen Biomedical Limited v. Synbiotics Corporation, United States District Court for the Northern District of California, Case No. CV 03-3989 CRB, in which it sought declaratory judgment that Agen did not infringe the ‘631 patent and that Claim 5 of that patent was not valid. On or about September 23, 2003, Synbiotics filed an answer and counterclaim. On or about November 7, 2003, the Court granted Synbiotics’ motion to transfer this lawsuit to the United States District Court for the Southern District of California, where that case is currently pending as Case No. 03- cv-02282 B (AJB). The claims and counterclaims referred to in this paragraph shall be referred to herein as the “Agen Patent Action.”;

[*] – Certain portions of this Exhibit were omitted by means of redacting a portion of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to an Application Requesting Confidential Treatment under Rule 12b-24 under the Securities Exchange Act of 1934.

F. Whereas, on or about September 3, 2003, Synbiotics filed a lawsuit against Agen entitled Synbiotics Corporation v. Agen Biomedical Limited, United States District Court for the Southern District of California, Case No. 03-cv-1770 B (AJB), in which it sought declaratory judgment that Agen infringed the ‘631 Patent. On or about November 24, 2003, Agen filed an answer and counterclaims. The claims and counterclaims referred to in this paragraph shall be referred to herein as the “Synbiotics Patent Action.”;

G. Whereas, on or about March 8, 2004, Agen filed a lawsuit against Synbiotics entitled Agen Biomedical Limited v. Synbiotics Corporation, Superior Court for the State of California, San Diego, Case No. GIC 825397, in which it sought specific performance and declaratory relief concerning that certain License, Distribution and OEM Agreement between the parties dated October 28, 2001 (the “2001 Agreement”). The lawsuit referred to in the paragraph shall be referred to herein as the “Agen Contract Action”;

H. Whereas, the Parties intend to resolve their dispute in accordance with the terms of this Agreement and to fully and finally compromise, settle and discharge all claims, controversies, demands, actions or causes of action which each may have or claim to have against the other;

I. WHEREAS, the Parties deny all of the material allegations of the claims, counterclaims and affirmative defenses in each of the above-referenced lawsuits, and deny wrongdoing and liability of any kind.

TERMS OF AGREEMENT

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants herein contained, the Parties agree as follows:

1. No Admission of Liability

The Parties have entered into this Agreement for their own convenience and to resolve a dispute, and, except as explicitly provided herein, this Agreement will for no purpose be deemed an admission by any Party regarding any matter, including issues associated with the Agen Patent Action, Synbiotics Patent Action or Agen Contract Action.

2. Payment by Agen.

2.1. As partial consideration for the license in Paragraph 3 below and full consideration for the license in Paragraph 5, Agen shall pay to Synbiotics $850,000 in two installments as set forth in this Section 2.

2.1.1 The first installment of $425,000 will be paid on the Effective Date of this Agreement from funds escrowed with a third party.

2.1.2 The second installment of $425,000 will be due twelve (12) months from the Effective Date of this Agreement. On the Effective Date of this Agreement, Agen Biomedical Limited, with a guarantee from Agenix Limited, shall issue the promissory note attached hereto as Exhibit 1, made payable to Synbiotics for the second installment of $425,000. Such note shall only evidence the payment obligation under this Section 2.1.2) and shall not constitute an additional payment obligation (that is, payment of the $425,000 note shall fully satisfy the obligation to pay $425,000 under this Section 2.1.2, and vice versa).

3. License to Agen.

3.1 CHW Kits containing CHW Antibody or CHW Antibody Derivatives

Synbiotics hereby grants to Agen a non-transferable (except pursuant to Section 32), fully paid-up, non-exclusive, perpetual and irrevocable license under the ‘631 Patent (and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions thereof or thereto) to make, have made, use, sell, offer to sell, and import canine heartworm test kit products (“CHW Kits”) that contain the anti-CHW monoclonal antibody from clone key DI 16 872.5 (the “CHW Antibody”) or any derivatives thereof created or developed by or for Agen (the “CHW Antibody Derivatives”).

3.2 CHW Antibody or CHW Antibody Derivatives with CHW Kits

Synbiotics further hereby grants to Agen a non-transferable (except pursuant to Section 32), fully paid-up, non-exclusive, perpetual and irrevocable license under the ‘631 Patent (and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions thereof or thereto) to use, sell, offer to sell, and import: (a) CHW Antibody contained in CHW Kits; and (b) CHW Antibody Derivatives contained in CHW Kits, provided that: (i) such CHW Kits are made by or for Agen; (ii) if made for Agen, title to the finished CHW Kits is transferred to or otherwise vests in Agen (which shall not preclude direct shipment, on Agen’s behalf, by the party making products for Agen to recipients designated by Agen); and (iii) sale of the finished CHW Kits is subject to Section 10 hereof, applied pursuant to its terms.

3.3 Right To Sublicense

Agen shall have no right to sublicense the right to make or have made: (a) CHW Kits containing CHW Antibody or (b) CHW Kits containing CHW Antibody Derivatives, granted to Agen by Synbiotics hereunder. Agen may, however, use distributors, resellers, and OEMs, and sublicense to distributors, resellers, and OEMs (with further rights to sublicense through multiple levels of distributors and resellers), Agen’s rights to use, sell, offer to sell, and import: (y) CHW Kits containing CHW Antibody; and (z) CHW Kits containing CHW Antibody Derivatives (in each case along with Agen’s corresponding rights under Section 3.2), in each case regardless of whether such CHW Kits are labeled with any Agen brand or label or any other or no brand or label, provided that such CHW Kits are made by or for Agen and meet the conditions set forth in clauses (ii) and (iii) of Section 3.2.

3.4 Immunity From Suit

Synbiotics hereby grants an immunity from suit for infringement under the ‘631 Patent to Agen’s customers and its distributors’, resellers’, and OEMs’ customers with respect to such customers’ use of: (a) CHW Kits that contain CHW Antibody, and (b) CHW Kits that contain CHW Antibody Derivatives, provided, in each case, that such CHW Kits are made by or for Agen and meet the conditions set forth in clauses (ii) and (iii) of Section 3.2. For the avoidance of doubt, for purposes of this Agreement the term “CHW Antibody” includes the antibody identified in Section 8.1 as “55-2500 Anti-CHW MAb, clone key DI16872.5-USDA code E118.00”.

3.5 Synbiotics hereby grants to Agen a non-transferable (except pursuant to Section 32), fully paid-up, non-exclusive, perpetual and irrevocable license under the ‘631 Patent and any and all know-how and trade secret rights, copyrights, and other intellectual or industrial property rights in, to, or under the Deposit Materials (i) to make and have made (including by maintaining, growing, and otherwise using cell lines and other biological materials within the Deposit Materials or equivalent cell lines or biological materials) Biological Materials and derivatives thereof created or developed by or for Agen for use in ICT lateral flow veterinary test kit products, and (ii) to use Deposit Materials (as defined in Section 11) in connection with the foregoing. Agen hereby agrees and covenants not to exercise the rights granted to it in this Section 3.5 until the release of Deposit Materials to Agen upon the occurrence of a Trigger Event (as defined in Section 11).

3.6 Synbiotics may have provided to or shared with Agen, or may provide to or share with Agen (without any obligation, except as expressly provided herein) certain know-how, trade secrets, data, and other information in connection with the parties’ relationship concerning the subject matter of this agreement and previous agreements between the parties. Synbiotics hereby grants immunity from intellectual property rights suit to Agen, and those parties making ICT lateral flow veterinary test kit products for Agen, with respect to any use of such know-how, trade secrets, data, and other information in the manufacture, having manufactured, use, or sale of such products.

4. License of ‘046 Patent to Synbiotics.

Agen hereby grants to Synbiotics (which specifically includes for the purpose of this Section 4, Synbiotics Europe and any other wholly-owned subsidiary of Synbiotics) a non-transferable, fully paid up, non-exclusive, perpetual and irrevocable license under the ‘046 Patent (and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions thereof or thereto in the member countries of the European Patent Organisation designated in the ‘046 Patent) to make and have made for sale in Europe, and to use, sell, offer to sell, and import in and into Europe, ICT lateral flow feline immunodeficiency (FIV) virus test kit products (“FIV Kits”). Synbiotics may use distributors, resellers, and OEMs, and may sublicense its rights to use, sell, offer to sell, and import FIV Kits to its distributors, resellers and OEMs, with further rights to sublicense such rights through multiple levels of distributors and resellers (whether such FIV Kits are labeled with the Synbiotics brand or are privately labeled), provided that (i) such FIV Kits are made by or for Synbiotics, and (ii) if made for Synbiotics, title to the finished FIV Kits is transferred to or otherwise vests in Synbiotics. Synbiotics shall have no right to sublicense its right to make or have made FIV Kits. Provided that FIV Kits are made by or for Synbiotics and meet the conditions set forth in clause (ii) above, Agen hereby grants an immunity from suit for infringement under the ‘046 Patent to Synbiotics’, and its distributors’, resellers’, and OEM’s customers, with respect to such customers’ use of FIV Kits in Europe. With regard to this license Synbiotics shall not, and shall have no right to, sell outside of Europe, or authorize its distributors, resellers, and OEMs to sell outside of Europe, FIV Kits made by or for Synbiotics in Europe.

5. License of Japan Witness® Trademark to Agen.

Synbiotics hereby grants to Agen a fully paid up, exclusive, non-transferable (except pursuant to Section 32), sublicensable (only to Agen’s commercialization partners, affiliates, resellers, and distributors) license, to use and display Synbiotics’ Japan Witness® trademark only for ICT lateral flow veterinary test kit products set forth in Exhibit A sold in Japan. With regard to this license, Agen shall not, and shall have no right to, sell outside of Japan, or authorize its distributors, resellers, and OEMs to sell outside of Japan, ICT lateral flow veterinary test kit products set forth in Exhibit A bearing Synbiotics’ Japan Witness® trademark.

6. Mutual and General Releases.

6.1 Synbiotics irrevocably and unconditionally releases Agen and its officers, directors, employees, agents, attorneys, shareholders, partners, affiliates, distributors, resellers, OEMs, customers, insurers, successors and assigns, from all causes of action, lawsuits, claims, demands, charges, liabilities or complaints of whatever kind, present or future, known or unknown, which arise out of or in any way relate to (a) conduct alleged in the complaints or counterclaims in the Agen Patent Action, the Synbiotics Patent Action, and/or the Agen Contract Action (including any breach or alleged breach of the 2001 Agreement or any agreements or provisions referenced in the “Entire Agreement” section thereof), and (b) any payment obligations under the 2001 Agreement accrued through March 31, 2004. Excluded from this release are all obligations set forth in this Agreement.

6.2 Agen irrevocably and unconditionally releases Synbiotics and its officers, directors, employees, agents, attorneys, shareholders, partners, affiliates, distributors, resellers, OEMs, customers, insurers, successors and assigns, from all causes of action, lawsuits, claims, demands, charges, liabilities or complaints of whatever kind, present or future, known or unknown, which arise out of or in any way relate to (a) conduct alleged in the complaints or counterclaims in the Agen Patent Action, the Synbiotics Patent Action, and/or the Agen Contract Action (including any breach or alleged breach of the 2001 Agreement or any agreements or provisions referenced in the “Entire Agreement” section thereof), and (b) any payment obligations under the 2001 Agreement accrued through March 31, 2004. Excluded from this release are all obligations set forth in this Agreement.

6.3 Synbiotics and Agen certify that they have been advised of and read the following provision found in Section 1542 of the California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Synbiotics and Agen each acknowledges that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to all or any of the liabilities, claims, defenses, causes of action, costs or demands herein released. Nevertheless, each agrees that the releases set forth herein shall be and remain effective in all respects, notwithstanding the discovery of such additional or different facts. Synbiotics and Agen each waives any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California, and any similar law of any state or territory of the United States or any other jurisdiction.

7. Termination Of Litigation

7.1. No later than seven (7) business days after the Effective Date of this Agreement, the Parties will jointly file stipulations of dismissal with prejudice (1) in the form attached hereto as Exhibit 2 with the clerk of the United States District Court for the Southern District of California for the purpose of dismissing the Agen Patent Action and the Synbiotics Patent Action; and (2) in a similar form, mutually agreeable to the Parties, with the clerk of the Superior Court for the State of California, County of San Diego, for the purpose of dismissing the Agen Contract Action.

7.2 Agen agrees not to contest validity or enforceability of the ‘631 Patent, and not to voluntarily assist any other party in contesting the infringement, validity, or enforceability of the ‘631 Patent, except that Agen reserves the right to raise validity or enforceability as a defense in any action or suit initiated against it. Agen agrees not to contest infringement of the ‘631 Patent with respect to the manufacture, use, or sale of products containing a CHW Antibody in the United States. For the avoidance of doubt, the assertion of any rights, immunities, or defenses resulting from this Agreement or activities hereunder shall not be deemed to constitute contesting (or assisting in contesting) infringement. Agen shall have no obligations and shall be under no restrictions under this Section 7.2 after expiration of the ‘631 Patent.

7.3 Agen forgoes, forgives, releases and waives payment of the $[*] sanctions award set forth in the District Court’s order of June 8, 2004 and will support any request by Synbiotics to have the sanctions order vacated.

7.4 No claim will be made by Agen on the $250,000 bond posted by Synbiotics on or about March 15, 2004, in conjunction with the Temporary Restraining Order issued by the District Court on or about that day. Agen shall further sign such documents as may be necessary and proper to assist Synbiotics in the full release of the bond.

8. Biological Materials

8.1 Synbiotics will supply all of Agen’s requirements of the following biological materials (“Biological Materials”), and Agen shall purchase Biological Materials ordered by Agen hereunder, at the following prices for the purpose of manufacturing ICT lateral flow veterinary test kit products, pursuant to the terms set forth in Sections 9 and 10 below:

55-2500	Anti-CHW MAb, clone key DI16872.5-USDA code E118.00	$ [*] per mg.

55-0014	Rabbit Anti-CHW PAb-USDA code E019.00	$ [*] per mg.

55-0951	Rabbit Anti-CPV PAb-USDA code E024.01	$ [*] per mg.

55-2501	Anti-CPV MAb, clone key A1C2.32-USDA code E024.01	$ [*] per mg.

8.2 The prices listed in Section 8.1 above may be increased only once each calendar year and at the same time for any and all Biological Materials, provided that such increase shall not exceed (in percent) the increase (in percent) in the “Consumer Price Index For All Urban Consumers” as published by the United States Department of Labor (“CPI”) for the twelve-month period preceding the price increase. After the end of the three year period immediately following the Effective Date, Synbiotics may also further increase the prices in Section 8.1 solely for Rabbit Anti-CHW PAb-USDA code E019.00 and Rabbit Anti-CPV PAb-USDA code E024.01 (the “Polyclonal Antibodies”), at the same time as any CPI increase and only once in each calendar year following such three year period, by an amount equal to [*] of the Raw Materials Cost Increase (calculated on a per unit basis) for such Polyclonal Antibodies in such year. The “Raw Materials Cost Increase” for a given calendar year shall be equal to the increase in Synbiotics’ actual cost (calculated on a per unit of finished Polyclonal Antibody basis) of purchasing the raw materials from third parties at the time of the announced price increase as compared to the corresponding cost for such raw materials as of the date that is one year earlier (as reasonably documented in writing and provided to Agen upon notice of any corresponding price increase). In any event, the total increase in the prices listed in Section 8.1 for Polyclonal Antibodies in any given calendar year from all causes provided for in this Section 8.2 shall not exceed the sum of (i) [*] for the Raw Materials Cost Increase and (ii) the increase in CPI specified above.

8.3. All biological materials supplied in accordance with the order of the California Superior Court in Civil Action No. GIC 825397 shall be supplied as set forth in the order.

8.4. For the avoidance of doubt, Agen shall be under no obligation to purchase any Biological Materials (or any minimum quantity of Biological Materials) under this Agreement. If Agen does not issue any purchase orders for any specific Biological Material in any consecutive fourteen month period, and thereafter Synbiotics intends to completely cease the manufacture of such Biological Material, Synbiotics shall provide Agen with written notice of such intent. If Agen does not issue a purchase order for such Biological Material within thirty (30) days from receipt of such notice, Synbiotics may, in its sole discretion and upon written notice, terminate its supply obligations under this Agreement together with its respective obligations under Section 11, in each case only with respect to such specific non-purchased Biological Material, when and if Synbiotics in fact completely ceases the manufacture of such Biological Material. Synbiotics’ notice shall specifically identify the affected Biological Material. Neither such termination by Synbiotics, nor the refusal to supply such Biological Material after such termination is effective, shall constitute a Tentative Trigger Event (as defined in Section 11) with respect to such Biological Material.

8.5 The Parties agree and acknowledge that under present circumstances the prices listed above for these Biological Materials are substantially below market price because they are coupled with additional obligations (as set forth herein). The Parties further agree and acknowledge that because the prices listed above for these Biological Materials are, under the present circumstances, [*], the [*] payment measured by Net Sales pursuant to Section 10.1 is partial compensation for the Biological Materials, as well as for other benefits provided by Synbiotics under this Agreement. Therefore, subject to the provisions of Section 10 below and the other terms and conditions of this Agreement, Agen’s obligation to make such [*] payment continues perpetually, as set forth in Section 10.1, but only with respect to products that contain at least one of the Biological Materials described in Section 8 and which Biological Material was either supplied by Synbiotics to Agen hereunder (or previously as described in Section 10.4) or under Section 8.3 or manufactured using the Deposit Cell Lines following a release thereof hereunder.

8.6 The Parties agree that these Biological Materials are being supplied by Synbiotics to Agen (and the Deposit Materials would be made available to Agen through escrow to make Biological Materials) solely to permit Agen to manufacture, have manufactured, sell, offer to sell, and import (including through distributors, resellers and OEMs) ICT lateral flow veterinary test kit products made by or for Agen which contain such Biological Materials (or derivatives thereof created or developed by or for Agen). The parties further agree that Agen is not permitted to order Biological Materials that it intends to use for any other purpose, or use Biological Materials supplied by Synbiotics to Agen hereunder (or previously as described in Section 10.4) or use the Deposit Materials for any other purpose. The Parties further agree and acknowledge that Agen is not permitted to sell or resell any one or more or all of the Biological Materials described in Section 8 which Biological Material was either supplied by Synbiotics to Agen hereunder (or previously as described in Section 10.4) or manufactured by or for Agen using the Deposit Cell Lines following a release thereof hereunder other than within ICT lateral flow veterinary test kit products. For the avoidance of doubt, the foregoing shall not prohibit Agen from, and Agen shall have the right to, provide such Biological Materials to third parties that manufacture ICT lateral flow veterinary test kit products for Agen for use in such manufacture. For purposes of this Section 8.6, products (and Biological Materials and Agen Derivatives from the Deposit Cell Lines) shall only be deemed to have been made or manufactured “for” Agen if, and Agen’s permission to “have manufactured” shall be limited to situations where, (a) title to the finished form of such product is transferred to or otherwise vests in Agen (which shall not preclude direct shipment, on Agen’s behalf, by the party making products for Agen to recipients designated by Agen); and (b) sale of the finished product is subject to Section 10 hereof, applied pursuant to its terms. Agen shall not sell or resell the Deposit Cell Lines themselves or any other Deposit Materials. Among any other remedies for violation of this Section 8.6 that Synbiotics may have, Synbiotics may exercise its rights under Section 9.5 as set forth therein and exercising such rights in such manner shall not constitute a Tentative Trigger Event as defined in Section 11.

All Biological Materials supplied by Synbiotics to Agen under Section 8.3 or previously supplied by Synbiotics to Agen as described in Section 10.4 are also hereby subjected to all the restrictions and limitations of this Section 8.6.

8.7. Synbiotics shall make, procure, and maintain all U.S. regulatory filings, approvals, licenses, and registrations (including, without limitation, any U.S. export licenses, approvals, and certifications and any and all approvals, licenses, and registrations from the USDA’s Center for Veterinary Biologics) (“Filings”) that are required in connection with Synbiotics’ manufacture and supply of Biological Materials to Agen as set forth herein and for Agen to use and sell such Biological Materials in its products as contemplated herein, provided that, subject to the foregoing, Synbiotics shall not be responsible for Filings for Agen’s products. Synbiotics agrees to provide to Agen copies of any such Filings (including any subsequent changes) and other related information, and Agen shall have the right to reference such Filings and other related information in its Filings for products, to the limited extent as may reasonably be necessary for Agen to exercise its rights under this Agreement, with Synbiotics being allowed to redact non-required information.

8.8. In the event (but only in the event) that Synbiotics fails to comply with Section 8.7, Synbiotics (i) hereby grants to Agen all rights and other benefits (including without limitation any rights of reference) conferred by or otherwise resulting from any Filings and the right to use and reference any materials or information (including clinical data and other testing data) submitted or required to be submitted in connection therewith, and in each case only insofar as necessary to obtain the benefit of Section 8.7, and (ii) agrees to, upon Agen’s request, deliver to Agen such records, data or other documents or information, execute and deliver or cause to be delivered, all such consents, documents or further instruments, take or cause to be taken all such other actions, and otherwise cooperate with and assist Agen as reasonably necessary for Agen to obtain the full benefits of the rights granted to it in Section 8.7. In addition, Synbiotics hereby grants to Agen the rights described in the foregoing to the extent necessary for Agen to obtain or maintain Filings for Biological Materials with respect to which a Trigger Event has occurred, provided that Agen covenants not to exercise such right until the occurrence of such Trigger Event. In such event Synbiotics shall also perform all such acts as are described in subclause (ii) above.

8.9 Upon Agen’s request, and at Agen’s cost and expense, Synbiotics shall reasonably cooperate with Agen with respect to regulatory filings, approvals, licenses, and registrations (including, without limitation, export licenses, approvals, and certifications) relating to Biological Materials as contained in Agen’s products in Europe, including by permitting Agen to use and reference required materials or information (including clinical data and other testing data) and executing required documents (but excluding any obligation to make changes to Specifications or its manufacturing obligations hereunder).

9. Terms and Conditions For Supply Of Biological Materials

The terms and conditions for supplying the Biological Materials referred to in Section 8 are as follows:

9.1 Agen shall provide Synbiotics before the 5th calendar day of each month a twelve (12) month rolling forecast of 90-day-lead-time orders to be placed for the Biological Materials. The quantity of Biological Materials listed in the forecast for orders to be placed within the first ninety (90) days of each such forecast shall be a firm commitment that non-cancelable (permitted-lead-time) orders for such quantity of Biological Materials shall be placed during the first ninety (90) days of such forecast. The remainder of the forecast shall create no obligation (although it must be made in good faith) and shall be used for planning purposes only, subject to Section 9.7 below. For the avoidance of doubt, Agen shall have no obligation hereunder to forecast and subsequently order any Biological Materials from Synbiotics, subject to Section 8.4. If Agen does wish to order Biological Materials from Synbiotics, it shall do so in accordance with this Agreement. Even if Agen does not place non-cancelable (permitted-lead-time) purchase orders in accordance with its firm commitment described in the second sentence of this Section 9.1 for the full amount of such firm commitments within the applicable “first” ninety day period of each forecast period, upon written notice from Synbiotics, Agen shall have thirty (30) days from receipt of a respective written notice from Synbiotics to make such orders. Immediately following such thirty (30) day period Agen shall be obligated to make the respective indicated payments (exclusive of shipping, packaging, and other costs described in Section 9.3) for any firm commitments for which Agen has not made orders, and Synbiotics shall retain such payments and not be required to ship anything there against, except to the extent Agen has issued purchase orders prior to the end of such thirty (30) day period (in which case such make up order shall be credited only against the required orders for the quarter in which such order should have been placed and such make up order shall not count against the number of required orders for any other quarterly period).

It is expressly agreed that, subject to Section 9.7 below, Synbiotics is not obligated to accept within any applicable “first” 90 day period, orders for greater quantities of Biological Materials than were identified for the first 90 days of the rolling forecast, but that Synbiotics shall be obligated to accept all orders for Biological Materials consistent with the quantities forecast for the “first” 90 day period of each forecast. Synbiotics shall consider in good faith whether to accept and fulfill orders for any additional quantities; Synbiotics shall use reasonable efforts to accept and fulfill such orders, to the extent Synbiotics has the applicable Biological Materials reasonably available at such time, and provided that failure to accept any such orders for such additional amounts shall not constitute a Tentative Trigger Event with respect to such additional amounts.

9.2 Agen shall place purchase orders with Synbiotics at least ninety (90) days (or, should Synbiotics consent, less than 90 days) prior to shipment date specifying the quantity, requested shipment method, requested delivery schedule, and destination. Full cash payment in advance must accompany each purchase order. Synbiotics shall confirm each purchase order in writing within fifteen (15) days after receipt of such purchase order. Synbiotics shall not be responsible for any failure to supply Biological Materials where delivery of Biological Materials to Agen’s designated destination is generally illegal under U.S. law (e.g., North Korea) or if Agen plans to re-export the Biological Materials to such an illegal destination. Synbiotics shall not be responsible for any failure to supply Biological Materials where delivery of Biological Materials to Agen’s designated destination is generally legal under U.S. law but requires a valid import permit issued by the appropriate authority for such Biological Materials and Agen has not provided such permit to Synbiotics. Also, Synbiotics has the right to ship directly to Agen if the designated recipient is not allowed by USDA regulation. Failure to supply where Synbiotics is not responsible for such failure pursuant to the foregoing shall not constitute a Tentative Trigger Event (as defined in Section 11, including, without limitation, Sections 11.1 through 11.5).

9.3 Shipment Terms.

9.3.1 Agen shall pay all out of pocket costs of insurance, packaging, transportation and duties for each shipment of Biological Materials, or additional out of pocket costs incurred as a result of compliance with Agen’s special shipment instructions, if any. Each purchase order shall be governed by the terms and conditions of this Agreement (regardless of whether such purchase order references the Agreement). Any terms, conditions or provisions contained in any purchase order or other documents (other than the information provided by Agen pursuant to clause 9.2 above or 9.4 below) are hereby expressly rejected and the parties agree that they are simply to be ignored. No conduct by Synbiotics or Agen, including, without limitation, shipment of Biological Materials to Agen or acceptance of Biological Materials by Agen, shall constitute or be construed to constitute Synbiotics’ or Agen’s consent to or recognition of terms, conditions or provisions that are different from or are not contained in this Agreement.

9.3.2 All Biological Materials supplied by Synbiotics to Agen hereunder shall conform with the Specifications and shall be manufactured and supplied in conformance with the applicable requirements contained in such Specifications and all applicable laws and regulations. The “Specifications” shall mean the written specifications provided by Synbiotics to Agen on or before the execution of this Agreement (including release testing specifications, methods of analysis and the contents of the certificate of analysis), which are reasonably acceptable to Agen, together with the applicable provisions of the USDA license for each Biological Material (per the code number referenced in Section 8.1) as well as the applicable provisions of 9 C.F.R Parts 100 through 124 of the United States Code of Federal Regulations (and any successor provisions thereto). Synbiotics shall comply with all applicable laws, rules and regulations in its manufacturing of the Biological Materials hereunder.

9.3.3 Biological Materials shall be delivered FCA Synbiotics and directed to Agen’s designated destination using Agen’s designated carrier and shipment method. Synbiotics shall be responsible for proper packaging, storage, handling, and preparation for transport of Biological Materials. All shipments shall be accompanied by a certificate of analysis showing conformance with the Specifications. Title and risk of loss shall pass to Agen upon delivery to Agen’s designated carrier. If any Biological Materials do not conform to the purchase order, the Specifications, or other express requirements under this Agreement, (i) Agen may reject such Biological Materials (provided that rejection must occur no later than 10 working days after receipt; and provided further, that failure to reject shall not limit any other remedies Agen might have), and (ii) Synbiotics shall, at Agen’s option, either promptly re-deliver at Synbiotics’ cost (and no further cost to Agen) an equivalent quantity of conforming Biological Materials, or promptly refund all payments made therefor to Agen. Neither action by Synbiotics shall constitute a Tentative Trigger Event as defined in Section 11 except as expressly provided in Section 11.2(iii).

9.3.4 If Synbiotics disputes Agen’s rejection of a shipment of Biological Materials as provided above, it shall notify Agen in writing within fifteen (15) days after Agen’s notice of rejection. If Synbiotics does not so notify Agen within such time period, Agen’s rejection shall be deemed effective and final. If Synbiotics does timely notify Agen of its dispute, the parties shall have an independent third party laboratory, reasonably acceptable to both parties, definitively determine for purposes of this Agreement whether or not the Biological Materials conform to the Specifications (except to the extent such non-conformance results from damage after receipt by Agen or damage in transit for which Agen bears the risk pursuant to Section 9.3.3 and not from Synbiotics’ failure to deliver the

Biological Materials to the carrier in accordance with this Agreement). For purposes of selecting a third party laboratory, Agen shall notify Synbiotics of its choice for such laboratory and, if Synbiotics does not object to such laboratory within ten (10) days of such notice, such laboratory shall be deemed to be agreed upon by the parties hereunder; otherwise the parties shall promptly meet and agree upon a laboratory as soon as reasonably practicable. Promptly following selection of the laboratory, Agen shall provide a representative and statistically significant sample of the disputed Biological Materials to such laboratory along with a copy of the Specifications therefor so the laboratory can test such sample to determine if they conform to the Specifications. The determination made by such laboratory shall be binding on the parties for the purposes hereof. Should the laboratory determine that the sample of the Biological Materials conforms to the applicable Specifications (except to the extent such non-conformance results from damage after receipt by Agen or damage in transit for which Agen bears the risk pursuant to Section 9.3.3 and not from Synbiotics’ failure to deliver the Biological Materials to the carrier in accordance with this Agreement), then Agen shall accept the corresponding shipment of Biological Materials and pay the fee of the laboratory for its analysis. Should the laboratory determine that the sample of the Biological Materials does not conform to the Specifications, the corresponding shipment shall be deemed rejected, Synbiotics shall pay the fee of the laboratory for its analysis, and the provisions above for rejection shall apply.

9.4 Purchase orders shall be deemed firm orders. To be effective, any change to a purchase order shall be mutually agreed upon in writing by both parties, and may include a change in fees reflecting the inclusion and/or deletion of Biological Materials as well as Synbiotics’ applicable, direct costs of processing such change.

9.5 Synbiotics can refuse to supply Biological Materials hereunder if Agen orders such Biological Materials for purposes inconsistent with, and will use such Biological Materials in a manner inconsistent with Section 8.6 (such Biological Materials used for such purpose in such manner being an “Unauthorized Antibody”). If Synbiotics reasonably suspects that a given order of Biological Materials will be used as an Unauthorized Antibody, Synbiotics may (as a non-exclusive remedy) refuse shipment thereof provided, however, that such refusal shall only be permitted after and in accordance with the following: (1) Synbiotics shall notify Agen in reasonable detail of its suspicions regarding an Unauthorized Antibody, (2) within ten (10) working days of such notice, Agen shall respond with either a reasonably detailed factual explanation of why such suspicion is erroneous or else, if applicable, reasonable assurances that the use of Unauthorized Antibodies will cease, (3) if Synbiotics reasonably disagrees with such explanation or, if applicable, disagrees that the proposed assurances are not reasonably sufficient, Synbiotics shall respond in writing with an explanation thereof, (4) if disagreement remains, a senior executive of each party shall meet and confer within a period of ten (10) working days from Synbiotics’ response to attempt to resolve such disagreement, and (5) absent any such resolution, Synbiotics may suspend shipment of the disputed Biological Materials pending judicial resolution in accordance with Section 15, provided that (i) Synbiotics shall ship the disputed Biological Materials if so required pursuant to an order of the Court (as defined in Section 15), including any temporary restraining order, preliminary injunction, permanent injunction, order for specific performance, or other equitable remedy, and (ii) Synbiotics’

permitted suspension of shipment hereunder shall not, and shall not be deemed to, preclude Agen from seeking, or preclude the Court from granting, any provisional or equitable relief including temporary restraining orders, preliminary injunctions, permanent injunctions, orders for specific performance, or other such provisional or equitable remedies based on Synbiotics’ failure to ship disputed Biological Materials (which are not Unauthorized Antibodies) in accordance with this Agreement. For purposes of determining whether a Tentative Trigger Event (as defined in Section 11) has occurred, the time for delivery shall be extended day for day for the time of permitted suspension. For example, if Agen places an order on April 1 for delivery on July 15, the 10-day period in clause (4) ends on June 30, and a Court Order in Agen’s favor is entered on September 8, then the new scheduled delivery date (with the same status as the originally-scheduled July 15 date) shall be September 24.

9.6 Payment terms shall be cash (or other immediately available funds, including wire transfer) in advance (at the time of the purchase order) payable in United States Dollars. An order not so paid at the time of the order shall be deemed to be no order at all until payment therefor is made, upon which time such order shall constitute a valid order with the shipment date being postponed by the period of delay in payment.

9.7 With respect to any updated forecast submitted by Agen under Section 9.1 (a “New Forecast”) the following restrictions shall apply, in respect to quantities of Biological Materials, as compared to the immediately preceding forecast submitted by Agen (the “Previous Forecast”): (i) the quantities for the third month of the New Forecast shall not differ from the quantities for the same time period (i.e., the fourth month) of the Previous Forecast by more than [*]; (ii) the quantities for the fourth month of the New Forecast shall not differ from the quantities for the same time period (i.e., the fifth month) of the Previous Forecast by more than [*]; and (iii) the quantities for the fifth month of the New Forecast shall not differ from the quantities for the same time period (i.e., the sixth month) of the Previous Forecast by more than [*]. No restrictions apply with respect to any subsequent months. Notwithstanding the foregoing, if the quantities for any month are zero, nothing in the foregoing shall prevent, and Agen shall have the right to, forecast a reasonable quantity in any subsequent months.

9.8 In the event Synbiotics fails to supply ordered Biological Materials on the scheduled shipment date, Synbiotics shall pay to Agen interest on the amounts prepaid by Agen for such order at the rate of [*] per month (accruing on a daily basis). At Agen’s option, such interest amounts shall be credited toward future purchases of Biological Materials or paid directly to Agen in cash, as Agen shall direct to Synbiotics in writing. This Section 9.8 shall not apply to the extent and as long as Synbiotics is not responsible for such failure to supply pursuant to Section 9.2.

10. [*] Payment

10.1 In partial consideration for the Biological Materials, beginning April 1, 2004 and continuing perpetually, Agen shall pay Synbiotics a payment, in the shape of a royalty, in the amount of [*] of Net Sales of: (a) ICT lateral flow veterinary test kit products manufactured by or for Agen that contain at least (i) one of the Biological Materials described in Section 8 which Biological Material was either supplied by Synbiotics to Agen hereunder (or previously as described in Section 10.4) or manufactured using the Deposit Cell Lines following a release thereof hereunder, or (ii) derivatives of such Biological Materials manufactured by or for Agen out of the Biological Materials supplied by Synbiotics to Agen hereunder (or previously as described in Section 10.4) or Deposit Cell Lines (“Agen Derivatives”); and (b) products or Deposit Cell Lines made or sold in violation of this Agreement, that contain at least (i) one of the Biological Materials described in Section 8 which Biological Material was either supplied by Synbiotics to Agen hereunder (or previously as described in Section 10.4) or manufactured using the Deposit Cell Lines following a release thereof hereunder, or (ii) Agen Derivatives.

10.2 Net Sales.

10.2.1 As used herein, “Net Sales” shall mean gross sales, royalty and other revenue, assets and rights received by Agen from the first sale to a non-affiliate of Agen (or, if the first sale is by a transferee of Biological Material in violation of this Agreement, the first sale to a non-affiliate of such transferee) of products containing at least one of the Biological Materials described in Section 8 above (which Biological Material was either supplied by Synbiotics or manufactured by or for Agen (or such transferee of Agen) using the Deposit Cell Lines following a release thereof hereunder) or Agen Derivatives, less (i) trade discounts and rebates (to the extent not already reflected by a reduced gross sales revenue), (ii) bona fide shipping and handling (to the extent payments from customer therefor were included in gross sales revenue), (iii) taxes (to the extent payments from customer therefor were included in gross sales revenue), and (iv) amounts repaid or credits taken by reason of rejections, defects, returns, retroactive price reductions, or due to recalls or government laws or regulations requiring rebates.

10.2.2 If such products described in 10.2.1 are sold bundled with other products, Net Sales shall be calculated based on the regular price of the product containing such Biological Materials if sold on a stand-alone basis, and the remainder of the price for the products sold as a bundle shall be allocated to the other products and shall not constitute Net Sales; if such first product containing such Biological Materials is not sold on a stand-alone basis, Net Sales shall be based on the fair market value of the portion containing such Biological Materials. If any such products described in 10.2.1 are “Combination Products” (defined as products that contain within the same physical kit at least one test using any Biological Material or Agen Derivative and at least one test not using any Biological Material or Agen Derivative) then Net Sales for such Combination Product shall be calculated by multiplying total Net Sales of the Combination Product by the fraction A divided by (A + B) where A is number of tests in the Combination Product using any Biological Material or Agen Derivative and B is the number of tests in the Combination Product not using any Biological Material or Agen Derivative.

10.2.3 Net Sales shall be reported quarterly. Agen will provide a good faith preliminary non-binding estimate of Net Sales within ten (10) days of the end of the quarter and will provide a final report of Net Sales within thirty (30) days of the end of the quarter and the [*] payment shall be paid quarterly within thirty (30) days after the end of each quarter. In the event that Agen structures an arrangement for sale of products bearing royalties under Section 10.1 such that the Net Sales amount received by Agen is net of all or a material part of the cost of goods sold or a similar arrangement (e.g., the purchaser is also the contract manufacturer and both the purchase price and the manufacturing price are grossed down) such that Agen is receiving materially less than a payment in the nature of a full product purchase price, the amount of Net Sales for such products used to calculate royalties under 10.1 shall be adjusted to an amount that more fairly represents a full product purchase price consistent with other sales of the same or comparable products by Agen outside of such special arrangements.

10.3 Synbiotics may request at its sole discretion and expense, an audit of Agen’s records to verify Net Sales through an independent auditor reasonably acceptable to Agen, at any time during Agen’s standard business hours upon reasonable notice, but in no event more than once per calendar year nor more than once for the same period. Prior to conducting such audit, such auditor shall agree to confidentiality restrictions reasonably acceptable to Agen. The auditor shall report to Synbiotics if any underpayment has occurred and the amount of such underpayment, but not any of the underlying or related information obtained by the auditor in connection with such audit.

10.4 The Parties acknowledge that Agen currently possesses an inventory, supplied by Synbiotics prior to the Effective Date of this Agreement, of Biological Materials. It is impossible to determine whether a product contains “old” Biological Materials or “new” Biological Materials. In addition, the Parties’ previous arrangements contained payment arrangements based on net sales of certain products containing certain Biological Materials before the Effective Date. For the avoidance of doubt, the Parties hereby agree that Section 10 shall apply to all Net Sales after March 31, 2004 whether the underlying Biological Materials were provided by Synbiotics prior to the Effective Date or hereunder or under Section 8.3. The Parties acknowledge and agree that Agen has fully paid, and is hereby released from, any liability concerning royalties on sales of products containing Biological Materials prior to and on March 31, 2004. Agen shall have no further payment obligation under the 2001 Agreement, as set forth in Section 6.2.

10.5 Moreover, the parties agree that during any time Agen is in default in making any payments due under this Section 10 or under the final sentence of Section 11.2 or under Section 2.1.2, following notice and 10 working days opportunity to cure, unless such default is disputed by Agen in good faith, Synbiotics can refuse to supply Biological Materials to Agen as long as such undisputed default remains uncured and the time for delivery shall be extended day-for-day for such period of permitted suspension. Such refusal shall not constitute a Tentative Trigger Event (as defined in Section 11). In any event, with regard to amounts allegedly owed under the final sentence of Section 11.2 or under this Section 10 (as opposed to under Section 2.1.2), Synbiotics shall have no right to refuse to supply Biological Materials pursuant to the foregoing, if Agen pays into a U.S. escrow, to be released upon final resolution of any dispute, the amounts allegedly owed.

10.6 The parties confirm that the [*] payment to be made in accordance with this Agreement is not an attempt to misuse any Synbiotics patent by requiring the payment of a patent royalty beyond the expiration of the patent, nor any unfair competition, antitrust violation, or similar violation, but instead represents (a) bargained-for consideration, in the shape of a royalty, for the delivery of unpatented physical goods, (b) a bargained-for balance against the low amount of the upfront purchase price for the goods, which is substantially below market price, (c) the agreed upon use of a purchase price component which protects against inflation in the specific market for these goods, (d) part of the consideration for Synbiotics’ agreement to continue to supply, despite Synbiotics’ desire otherwise to retain its rights not to supply Agen at any given time, (e) part of the consideration for Synbiotics’ agreement to supply at a prearranged formula price, despite Synbiotics’ desire otherwise to retain its rights to set its price from time to time at what the market would bear (and to refuse to sell except at such price), and (f) part of the consideration for Synbiotics agreeing to subject its proprietary Deposit Materials to escrow and possible delivery from escrow.

10.7 The parties agree that for Agen ever to contest Synbiotics’ rights to payment under this Section 10 in accordance with this Agreement based on a theory of patent misuse or similar theories under unfair competition or antitrust laws, or similar laws, would be unfair and unjust. The right to payment under this Section 10 is not severable from Synbiotics’ agreement to supply— if Agen ever seeks to invalidate or deny the right to payment under this Section 10 based on the foregoing theories, the agreement to supply shall thenceforth be void. In addition, the Parties agree that if before the release of Deposit Materials from escrow to Agen, Agen ever finds the payment under this Section 10 in accordance with this Agreement to be in any way wrongful, illegal, or unfair, the Parties shall not engage in any wasteful dispute over the matter but instead, at its option and in its sole discretion, Agen may notify Synbiotics that it no longer wishes to pay the payment, and then (a) Agen shall honor the payment as to all Synbiotics Biological Materials shipped to Agen before such notice in accordance with this Agreement, (b) the payment shall not apply to any Synbiotics goods shipped to Agen after such notice, (c) from and after such notice Synbiotics shall no longer have any contractual obligation to supply Agen at all, or at any particular price, (d) if Synbiotics does agree thereafter to supply Agen on any one or more occasions, such supply shall be governed by the terms and conditions of this Agreement (except as to price and except as otherwise expressly agreed by the Parties), (e) all open Agen purchase orders at the time of such notice shall be deemed cancelled without any penalty or obligation for Agen resulting therefrom, and (f) the Deposit Materials shall be immediately returned by the Escrow Agent to Synbiotics.

11. Escrow of Biological Materials

11.1 Within 30 days of the execution of this Agreement and at such times thereafter to ensure compliance with the intent of this Article, but in no event less than once every three (3) year period commencing from the Effective Date, Synbiotics will place five vials of master cell stock anti-canine heartworm monoclonal antibody, clone key DI 16 872.5 cell line, five vials of master cell stock anti-canine parvovirus A1C2 cell line (the “Deposit Cell Lines”) and sufficient quantities of the necessary associated Synbiotics-proprietary biological materials, and all manufacturing process instructions, purchasing specifications and Standard Operating Procedures (including the complete outline of production submitted to the USDA/CVB), and all Filings (which may be redacted to the extent allowed by Section 8.7) and related information described in Section 8.7, which shall comprise the know-how necessary for the utilization of the cell lines and other materials described in the foregoing in order to manufacture or otherwise produce Biological Materials suitable (as measured by the Specifications, laws, and regulations applicable as of the most recent deposit or update hereunder) for commercialization (collectively, including the Deposit Cell Lines, the “Deposit Materials”) in escrow with BioReliance Ltd., Innovation Park, Hillfoots Road, Stirling, FK9 4NF, Scotland, United Kingdom, telephone 44.(0)1786.451318, facsimile 44.(0)1786.464764 (for the avoidance of doubt, any dispute regarding the occurrence of a Tentative Trigger Event and/or a Trigger Event shall be resolved between the Parties under California law pursuant to this Agreement), or, if applicable laws and regulations do not permit delivery to such escrow agent, an escrow agent in the U.S. to be agreed upon by the Parties (as applicable, the “Escrow Agent”). Synbiotics will warrant at each time point above that such Biological Materials are viable and fit for the purpose. Synbiotics shall update the Deposit Materials when there is any material change with respect to same. Synbiotics represents and warrants that the Deposit Materials meet the requirements set forth herein and are fit for their intended purpose.

11.2 The Parties shall negotiate in good faith and enter into a standard and customary escrow agreement with the Escrow Agent within thirty (30) days of the execution of this Agreement that is consistent with the terms and conditions set forth herein. If the Parties fail to reach agreement within seventy-five (75) days of the execution of this Agreement, the matter shall be submitted to the Court in accordance with Section 15 hereof. The Escrow Agent shall be entitled to confirm whether the Deposit Materials comply with the requirements set forth herein by permitting an independent expert to be named in the escrow agreement (under confidentiality agreement) to examine and to confirm compliance of the Deposit Materials with the requirements set forth in this Agreement. The Escrow Agreement shall provide for release of the Deposit Materials to Agen only upon occurrence of a Trigger Event as defined below. The Deposit Materials shall remain the property of Synbiotics, subject to Agen’s rights to use the Deposit Materials as set forth in this Agreement. Synbiotics understands that it is important to Agen for planning, scheduling and other purposes to assure that the supply of Biological Materials is reliable and regular.

In the event (i) that Synbiotics fails to supply one or more Biological Materials to Agen in accordance with this Agreement within 75 days of the confirmed shipment date (subject to the exceptions to Synbiotics obligation to supply Biological Materials expressly specified in this Agreement), or (ii) of a merger, consolidation, corporate reorganization, sale of all or substantially all of Synbiotics’ assets relating to the subject matter of this Agreement, or like event involving Synbiotics, on the one hand, and [*] or its successors or affiliates, or [*] or its successors or affiliates, on the other, or (iii) Synbiotics fails to supply any portion of one or more ordered Biological Materials in conformance with the Specifications and quantities ordered on the scheduled delivery date (and fails to cure such failure within thirty (30) days of the original scheduled delivery date) (A) with respect to three consecutive orders or re-deliveries of the same type of Biological Materials, or (B) with respect to any portion of six of any eight consecutive orders of any single type of Biological Materials, or (C) under circumstances where such failure to supply is due to bad faith on the part of Synbiotics (each of the events described in clauses (i) through (iii) above being a “Tentative Trigger Event”), Agen shall provide written notice thereof to Synbiotics and Escrow Agent.

If within 20 days thereafter (except as set forth in Section 11.4) Synbiotics does not dispute the Tentative Trigger Event in good faith by written notice to Escrow Agent and Agen (such failure to dispute in good faith being a “Trigger Event”), the Escrow Agent shall release the Deposit Materials to Agen. If Synbiotics does dispute in good faith, the delivery to the Escrow Agent of an Order of the Court finding that a Tentative Trigger Event did occur shall also constitute a “Trigger Event” and upon any such Trigger Event the Escrow Agent shall release the Deposit

Materials to Agen, subject to the following. In the case of the Tentative Trigger Events described in clauses (i) and (iii) above, the Escrow Agent shall not release any portion of the Deposit Materials that is unrelated to the affected type of Biological Materials and is so designated, provided, that each set of Deposit Materials shall be complete and meet all of the requirements set forth herein, in and of itself. If, after execution of the Escrow Agreement, Synbiotics fails to deliver into escrow all Deposit Materials in accordance herewith, Agen shall, for the period of such failure, be relieved from all payment obligations under Section 10.1 of this Agreement. In the event the parties dispute whether a Tentative Trigger Event described under 11.2(iii)(C) has occurred, the party losing such dispute before the Court shall pay the winning party all of such winning party’s attorneys fees and litigation costs reasonably incurred in connection with litigating such dispute.

11.3 Upon termination by Synbiotics of its supply obligations under this Agreement together with its respective obligations under Section 11 with respect to any a specific Biological Material in accordance with Section 8.4, the Escrow Agent shall release to Synbiotics only such set of Deposit Materials that are specific to such specific Biological Material(s) and is so designated, provided, that each set of Deposit Materials shall be complete and meet all of the requirements set forth herein, in and of itself. Synbiotics will no longer be obligated to update such set of Deposit Materials.

11.4 Failure to supply caused by Force Majeure or any governmental agency prohibiting the shipment of Biological Materials (unless such governmental agency prohibition results from Synbiotics’ failure to comply with Section 8.7 hereof) shall not result in a release of the Deposit Materials under this provision unless such Force Majeure delays the supply of Biological Materials an additional seventy-five (75) days beyond the seventy-five (75) day period described above, at which point a Tentative Trigger Event will occur. In such case, notwithstanding Section 11.2, if Synbiotics does not dispute such Tentative Trigger Event within three (3) days after such additional seventy-five (75) day period, such Tentative Trigger Event shall become a Trigger Event.

11.5 All escrow and storage fees will be paid by Agen. This Section 11 is intended to ensure that Agen can continue to manufacture ICT lateral flow test kits using the non-supplied Biological Materials in the event that Synbiotics fails (to the extent defined in this Section 11) to supply one or more Biological Materials as set forth in this Agreement or is otherwise subject to a Trigger Event. In the event of a failure to supply one or more Biological Materials as set forth in this Agreement, Agen’s recovery shall be limited to the release of Deposit Materials corresponding to the non-supplied Biological Materials as well as a refund of the purchase price paid for Biological Materials ordered but not supplied by Synbiotics in accordance with this Agreement.

12. Termination

12.1 Termination. At any time after the expiration of the ‘631 Patent Agen may terminate this Agreement upon thirty (30) days written notice. In the event of any termination the following Sections of this Agreement shall survive: 1, 4, 5, 6, 7, 8.6, 10, 12-26, 28-36. Notwithstanding the foregoing, Synbiotics license under Section 4 shall terminate in the event Synbiotics exceeds the scope of such license. Upon termination of this Agreement, the Deposit Materials shall be returned by the Escrow Agent to Synbiotics.

12.2 Termination of 2001 Agreement.

The Parties agree that the October 29, 2001 License, Distribution and OEM Agreement is terminated and, notwithstanding Article 12 or any other provision of that 2001 Agreement, all rights and obligations thereunder shall terminate (without limiting any rights or obligations of the Parties under this Agreement).

13. Confidentiality of Agreement.

13. 1. The Parties and their attorneys and representatives shall treat the terms of this Agreement as confidential and shall use commercially reasonable efforts not to voluntarily disclose any material terms to any third persons, except to the extent required by governmental agencies (including, but not limited to, the Securities and Exchange Commission or its Australian equivalent, regulatory agencies and the like), applicable laws or court order or the rules or policies of any stock exchange on which a Party is listed. Either Party may disclose information contained in a mutually agreed upon press release.

13.2. The Parties acknowledge that each Party is a public company which may from time to time be required to report and discuss this Agreement, and its commercial effects, and/or include the Agreement as an exhibit, in its reports under the Securities Exchange Act of 1934 and/or its registration statements, or Australian equivalents thereto. Either Party shall be entitled to include the Agreement as an exhibit in publicly filed reports provided, however, that any such filing shall be accompanied by a Request for Confidential Treatment, such as that filed with the Office of the Secretary of the SEC under Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934. Prior to any such filing, the Parties shall redact the financial terms and other terms of this Agreement that qualify for confidential treatment under applicable regulations. The Parties shall consult with each other and cooperate in good faith in order to obtain confidential treatment to the extent permissible under applicable regulations. The Parties further acknowledge that in time the SEC (or Australian counterpart) may grant, grant in part, or deny such application for confidential treatment. To the extent that such application is granted only in part or is denied (or the confidential treatment grant is later revoked in whole or in part by the SEC or foreign counterpart), then thereafter the extent to which either Party is required to maintain in its public filings the confidentiality of specific provisions of the Agreement shall be governed not by the extent of the original redactions but rather by the extent of the redactions as allowed by the SEC or foreign counterpart.

13.3. If either Party desires to make any further public disclosure, not required by law or court order, above and beyond what is allowable as set forth above, it shall not make any such disclosure without the prior written approval of the other Party.

13.4. Notwithstanding anything in the foregoing to the contrary, either Party shall in all events be allowed to (i) disclose non-confidentially to any person, either in a SEC filing or otherwise, any information which the other Party has disclosed in the publicly available portion of any SEC filing or disclosed to any third party who has no obligation of confidentiality with regard to such information, and (ii) disclose confidentially to legal or financial counsel, and to any current or prospective lending financial institution, and to any prospective acquirer or investor, the unredacted Agreement.

14. Attorneys Fees and Costs

Each Party will bear its own costs, expenses, and attorneys’ fees, whether taxable or otherwise, incurred in, arising out of or in any way related to the matters forborne herein including, without limitation, the lawsuits identified herein and negotiation and execution of this Agreement.

15. California Law

This Agreement shall be interpreted, and the rights and duties of the Parties hereto shall be determined, in accordance with the laws of the State of California, as applied to contracts entered into and performed in California, by California residents. The Parties agree that the United States District Court for the Southern District of California (the “Court”) has jurisdiction over each of them for the purposes of enforcing this Agreement and will retain jurisdiction to interpret and enforce the terms and provisions of this Agreement.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted for resolution to the above-referenced Court.

16. Representations and Warranties.

The Parties warrant that no other person or entity has claimed or now claims any interest in the subject to which this Agreement relates, and that they have the sole right and exclusive authority to execute this Agreement.

17. Voluntary and Knowing.

This Agreement is executed voluntarily and without any duress or undue influence on the Parties hereto. The Parties acknowledge that:

17.1. They have read this Agreement;

17.2. They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice; and

17.3. They are fully aware of the legal and binding effect of this Agreement and sign the same of their own free will.

18. Binding Effect.

Synbiotics and Agen agree that this Agreement, and each of its parts, shall be binding upon and inure to the benefit of each of their respective heirs, representatives, executors, administrators, successors and assigns.

19. Severability.

Except to the extent expressly specified in Section 10.7, in the event any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such provision shall be severable from the remainder of the Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20. Counterparts.

This Agreement may be executed in counterparts, each of which is deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile and photocopy signatures shall carry the same force and effect, and shall bind the Parties hereto in the same manner, as original signatures to this Agreement.

21. Integration and Modification.

Each Party represents and warrants that as of the date of the full execution of this Agreement, no promise, inducement or agreement not expressed herein has been made to it in connection with this Agreement, and that this Agreement contains the entire agreement between the Parties as to the subject matter relating hereto and supersedes any previous agreements, negotiations, promises or understandings between them as to the subject matter contained herein. It is expressly agreed that this Agreement may not be altered, modified or amended except by a writing duly executed by the undersigned Parties.

22. Construction.

22.1. The language and terms of this Agreement are to be understood in their ordinary sense (except where otherwise defined herein) and are not to be interpreted in a technical manner so as to unfairly deprive any Party of substantive rights.

22.2. The text of this Agreement is the product of negotiation among both Parties and is not to be construed as having been prepared by one Party or the other.

23. Warranty of Authorized Signatories.

Each of the signatories to this Agreement warrants and represents that he or she is competent and authorized to enter into this Agreement on behalf of the Party for whom he or she purports to sign.

24. Waiver.

Failure at any time to require performance of any of the provisions herein shall not waive or diminish a Party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A Party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the Party making such waiver.

25. Headings

The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

26. No Agency

The relationship between Synbiotics and Agen under this Agreement shall be that of independent contractors engaged in the operation of their own respective businesses. Nothing in this Agreement is intended or is to be construed to constitute Agen and Synbiotics as partners, employer/employee, or principal/agent, or the employees or agents of any Party hereto as employees or agents of the other Party. Neither Party has the express or implied right or authority to assume or create any obligations for or on behalf of the other Party, to bind the other Party to any contract or undertaking with any third party or to make any warranties or representations for or on behalf of the other Party. The Parties shall, at all times in no event make any representations, warranties, guarantees or other statements on the other Party’s behalf.

27. No Disparagement. Each Party agrees to refrain from any libel, defamation, or slander of the other.

28. Bankruptcy

All rights and licenses granted under this Agreement by Synbiotics to Agen and Agen to Synbiotics are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that Agen and Synbiotics, as licensees of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Synbiotics under the Bankruptcy Code, the Deposit Materials, if not already in its possession, shall be promptly delivered to Agen upon Agen’s written request (i) no later than fifteen (15) days after any such commencement of a bankruptcy proceeding, unless Synbiotics elects to continue to perform all of its obligations under this Agreement pending any rejection of this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Synbiotics, or (iii) as provided in Section 11.

29. Indemnification

29.1 Indemnity Obligations. Each Party shall defend the other Party from and against any third-party claim, suit or proceeding brought against such other Party resulting from (i) any breach (or any claim that, if true, would constitute a breach) of such first Party’s obligations under the 2001 Agreement (which the Parties acknowledge has been terminated) or under this Agreement, or (ii) the infringement, misappropriation, or violation of any third party’s rights (including patents, copyrights, and other intellectual property rights) by any Biological Materials or Deposit Materials provided by such first Party under this Agreement or under the 2001 Agreement and the use thereof by such other Party for the purposes permitted under this Agreement; and such first Party shall indemnify and hold harmless such other Party from any damages, costs, losses or liability (including attorneys’ fees and related costs) arising out of or relating to such claim, suit or proceeding.

29.2 Conditions. Neither Party shall be obligated to indemnify, hold harmless or defend the other Party pursuant to Section 29.1 unless (and only to the extent) the other Party (a) provides prompt notice of the commencement of the claim, suit or proceeding for which indemnification is sought, (b) provides reasonable cooperation to such Party, and (c) allows such Party to control the defense and settlement thereof, provided that (i) the other Party may, at its option and expense, participate and appear on an equal footing with such Party in the claim, suit or proceeding and (ii) neither Party may settle a claim, suit or proceeding without approval of the other Party, which approval shall not be unreasonably withheld or delayed.

30.	Confidential Information and Disclosure

30.1 Confidential Information. Each Party agrees to maintain all Confidential Information of the other Party in confidence to the same extent that it protects its own similar Confidential Information (but in no event shall such Party use less than reasonable care in protecting such Confidential Information) and to use such Confidential Information of the other Party only for the purposes of exercising its rights and performing its obligations under this Agreement. “Confidential Information” means any information (whether in writing, or in oral, graphic, electronic or any other form) that is marked or confirmed in writing as confidential or proprietary, including such information provided by a party to the other party prior to the Effective Date hereof. Each Party agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of Confidential Information of the other Party, and each Party may disclose Confidential Information only to its Permitted Persons (a) with a need to know such information, (b) who are parties to appropriate agreements or confidentiality obligations sufficient to comply with this Section 30.1, and (c) who are informed of the nondisclosure/non-use obligations imposed by this Section 30.1, and the receiving Party shall take appropriate steps to implement and enforce such non-disclosure/non-use obligations. “Permitted Persons” means a Party’s employees, agents, contract manufacturers, and, except for Deposit Materials, its distributors, resellers and OEMs.

30.2 Exclusions. The foregoing restrictions on disclosure and use shall not apply with respect to any Confidential Information that (a) was or becomes publicly known through no fault of the receiving Party; (b) was rightfully known or becomes rightfully known to the receiving Party without confidential or proprietary restriction from a source other than the disclosing Party; (c) is documented by the receiving Party as having been independently developed by the receiving Party without the participation of individuals who have had access to or use of the Confidential Information; (d) is approved by the disclosing Party for disclosure without restriction in a written document signed by a duly authorized officer of such disclosing Party; or (e) the receiving Party is legally compelled to disclose, provided, however, that prior to any such compelled disclosure, the receiving Party shall (i) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure and (ii) cooperate fully with the disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. With respect to (e) above, in the event that such protection against disclosure is not obtained, the receiving Party shall be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

31. LIMITATION OF LIABILITY. TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR ANY LOST PROFITS, LOSS OF BUSINESS, LOSS OF USE, AND INTERRUPTION OF BUSINESS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

32. Assignment

Neither Party shall assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any or its rights or obligations under this Agreement. Notwithstanding the foregoing, either Party may assign or transfer this Agreement, together with all of its rights and obligations hereunder, to a third party as part of a merger, consolidation, corporate reorganization, sale of all or substantially all of such Party’s animal health assets, change of name or like event (“Permissible Assignment”), provided that (a) Agen may not assign or transfer its rights under this Agreement to [*] or its successors or affiliates or to [*] or its successors or affiliates, (b) Synbiotics may not assign or transfer its license rights under the ‘046 Patent under Section 4 of this Agreement to any other party, and (c) the Party shall, as a condition to such Permissible Assignment, cause the third party to agree to, accept and assume the obligations of this Agreement to the same extent as the Party engaging in such transaction. Any purported assignment, sale, transfer, delegation or other disposition, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

33. Force Majeure.

Neither Party shall be held responsible for the failure or delay in performance herein to the extent such failure or delay is caused by any act of God or of the public enemy, war, compliance with changes in laws, governmental acts or regulations, in each case only where the failure or delay due to compliance with changes in laws, governmental acts or regulations could not have been avoided by such party, including by seeking or maintaining appropriate licenses, permits, and other authorizations, fire, flood, epidemic, strikes and labor interruption, accident, unusually severe weather or other causes similar to the foregoing beyond their reasonable control; but only as long as the affected Party uses commercially reasonable efforts to overcome such event and resume performance as soon as possible. Any Party whose performance is affected by such force majeure shall promptly give notice to the other Party of such force majeure upon which such Party intends to rely to excuse its performance. Such force majeure shall extend the time for performance day-for-day.

34. Promotional Activities.

Except as specified herein, nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation (including any contraction, abbreviation, or simulation of any of the foregoing) of the other Party without the express written approval of the other Party. Neither Party shall use any designation of the other Party in any promotional activity associated with this Agreement without the express written consent of the other Party.

35. Performance.

Each Party recognizes that the covenants herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that the other Party would not have entered into this Agreement in the absence of such covenants and the assurance of continued performance as set forth as set forth in this Agreement, and that the other Party’s breach or threatened breach of such covenants shall cause the first Party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate. Therefore, each Party agrees that the other Party shall be entitled (but only pursuant to an Order of the District Court as contemplated in Section 15) to specific performance, an order restraining any breach or threatened breach of such sections of this Agreement, and any other equitable relief the first Party deems appropriate, without the necessity of posting of any bond or security. This right shall be in addition to any other remedy available to the first Party at law or equity.

36. Effective Date

The Effective Date of this Agreement is the last date on which it is signed by the last-to-sign Party.

IN WITNESS WHEREOF, Synbiotics and Agen have executed this Agreement by their respective duly authorized representatives.

SYNBIOTICS CORPORATION

Dated: June 25, 2004

	By:	/s/ Paul R. Hays
Paul R. Hays
President

SYNBIOTICS EUROPE SAS

Dated: June 25, 2004

	By:	/s/ Paul R. Hays
Paul R. Hays
Director

AGEN BIOMEDICAL LIMITED

Dated: June 25, 2004

	By:	/s/ Donald Home
Donald Home
Director

AGEN LIMITED

Dated: June 25, 2004

	By:	/s/ Donald Home
Donald Home
Director

AGENIX LIMITED

Dated: June 25, 2004

	By:	/s/ Donald Home
Donald Home
Director and CEO

Approved as to form:

PAUL HASTINGS JANOFSKY & WALKER, LLP.

By:	/s/ Douglas E. Olson
Douglas E. Olson

Dated: June 25, 2004

Attorneys for Synbiotics

MORRISON & FOERSTER, LLP

By:	/s/ David C. Doyle
David C. Doyle

Dated: June 25, 2004
Attorneys for Agen

Exhibit A

Certain ICT lateral flow diagnostic test kit products.

1. Canine Heartworm Antigen Test Kits

3. Canine Parvo Virus Antigen Test Kits

4. Feline Heartworm Antibody Test Kits

2. Feline Leukemia Virus Antigen Test Kits

5. Feline Immunodeficiency Virus Test Kits

6. Feline Leukemia Virus Antigen and Feline Immunodeficiency Virus Combination Test Kits

For the avoidance of doubt, the foregoing ICT lateral flow diagnostic test kit products also include any successor products to, modifications or new versions of any of the foregoing, and combinations of any of the foregoing with each other or other ICT lateral flow products.

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